Exhibit 99.1

FOR IMMEDIATE RELEASE

January 19, 2022

Columbia Banking System Announces Fourth Quarter and Full Year 2021 Results
and Quarterly Cash Dividend

Notable Items for Fourth Quarter 2021 and Fiscal Year 2021

•Completed acquisition of Bank of Commerce Holdings
•Announced merger agreement with Umpqua Holdings Corporation
•Record full year 2021 net income of $202.8 million and diluted earnings per share of $2.78
•Quarterly net income of $42.9 million and diluted earnings per share of $0.55, which included $0.12 per share negative impact from acquisition-related expenses
•Record fourth quarter loan production of $640.5 million and full year production of $2.56 billion
•Loan portfolio increased 12% from the prior quarter, annualized loan growth of 47%; adjusted annualized loan growth of 9% for the quarter1
•Nonperforming assets to period-end assets ratio decreased to 0.11%
•Regular cash dividend declared of $0.30 per share

TACOMA, Washington, January 19, 2022 -- Clint Stein, President and Chief Executive Officer of Columbia Banking System, Inc. (“Columbia”, “we” or “us”) and Columbia Bank (the “Bank”) (NASDAQ: COLB), said today upon the release of Columbia’s fourth quarter 2021 earnings, “It’s been a busy year capped off by a transformative fourth quarter. We completed the acquisition of Bank of Commerce Holdings on October 1st, and we signed a definitive agreement to combine with Umpqua Holdings Corporation on October 12th.” He continued, “Annual net income exceeded $200 million for the first time in our history, loan production was a new record, and momentum continues to build as a result of safely keeping our branches open and supporting our communities throughout the pandemic. When our clients needed us most, our bankers were there to meet their immediate needs and help them build for the future.”
1 Adjusted annualized loan growth is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” in this earnings release for the reconciliation of adjusted annualized quarterly loan growth.

Significant Influences on the Quarter Ended December 31, 2021
Bank of Commerce Holdings Acquisition
On October 1, 2021, we completed our acquisition of Bank of Commerce Holdings (“Bank of Commerce”). The table below summarizes the amounts recognized at the acquisition date for each major class of assets acquired and liabilities assumed:

	October 1, 2021
	(in thousands)
Merger consideration		$256,257
Identifiable net assets acquired, at fair value
Assets acquired
Cash and cash equivalents	$155,180
Investment securities	654,480
FHLB stock	7,463
Loans, net of allowance for credit loss	1,084,984
Interest receivable	5,237
Premises and equipment	17,658
Core deposit intangible	15,932
Other assets	41,963
Total assets acquired		1,982,897
Liabilities assumed
Deposits	(1,737,584)
Subordinated debentures	(10,000)
Junior subordinated debentures	(10,310)
Other liabilities	(26,076)
Total liabilities assumed		(1,783,970)
Total fair value of identifiable net assets		198,927
Goodwill		$57,330
In addition to the balance sheet impacts shown above, our reported net income for the current quarter was negatively impacted by $7.7 million in acquisition-related expenses stemming from the Bank of Commerce transaction and $4.1 million related to our recently announced merger with Umpqua Holdings Corporation (“Umpqua”). Those charges impacted diluted earnings per share by approximately $0.12.

Balance Sheet
Total assets at December 31, 2021 were $20.95 billion, an increase of $2.34 billion from the linked quarter. Loans were $10.64 billion, up $1.12 billion from September 30, 2021, mainly attributable to the Bank of Commerce acquisition and loan originations of $640.5 million that were offset by loan payments. Total Paycheck Protection Program (“PPP”) loans decreased from $337.0 million at September 30, 2021 to $184.1 million at December 31, 2021. The remaining PPP loans balance consisted of $20.2 million from the first round in 2020, $148.9 million from the second round in 2021 and $15.0 million acquired from the Bank of Commerce. Debt securities in total were $8.06 billion, an increase of $1.15 billion from $6.91 billion at September 30, 2021. The increase was a result of the acquisition of Bank of Commerce and purchases during the quarter. Total deposits at December 31, 2021 were $18.01 billion, an increase of $2.06 billion from September 30, 2021 largely due to the acquisition of Bank of Commerce. The deposit mix remained fairly consistent from September 30, 2021 with 49% noninterest-bearing and 51% interest-bearing.
Chris Merrywell, Columbia’s Executive Vice President and Chief Operating Officer, stated, “Our efforts over the past 22 months continue to pay dividends. We have attracted significant new relationships by remaining externally focused, and the result has been an expansion of relationships across all our business lines. Our wealth management and trust company businesses had break-out years in 2021 in addition to record loan and deposit production from our core banking business.”

Income Statement
Net Interest Income
Net interest income for the fourth quarter of 2021 was $145.5 million, an increase of $13.0 million from the linked quarter and an increase of $14.4 million from the prior-year period. The increase from the linked quarter was primarily due to higher interest income as a result of acquired earning assets from the Bank of Commerce in addition to securities purchased during the quarter and higher prepayment interest. The increase in net interest income from the prior year period was mainly due to the same items noted above for the comparison to the linked quarter. For additional information regarding net interest income, see the “Net Interest Margin” section and the “Average Balances and Rates” tables.

Provision for Credit Losses
Columbia recorded an $11.1 million provision for credit losses for the fourth quarter of 2021 compared to no provision for the linked quarter and a net provision recovery of $4.7 million for the comparable quarter in 2020. The provision for credit losses in the current quarter included $16.2 million related to the acquired Bank of Commerce non-PCD loans, partially offset by a provision recapture of $5.1 million as a result of the year-end review of the combined portfolio.
Andy McDonald, Columbia's Executive Vice President and Chief Credit Officer, stated, “Our credit metrics continue to improve. Provision expense during the quarter was a reflection of the acquisition of Bank of Commerce and was partially offset by a recapture related to the strength of the legacy Columbia portfolio.”
Noninterest Income
Noninterest income was $24.2 million for the fourth quarter of 2021, an increase of $282 thousand from the linked quarter and an increase of $678 thousand from the fourth quarter of 2020. The increase compared to the linked quarter was due to increased deposit account fees and card revenue as a result of the Bank of Commerce acquisition. The increase in noninterest income during the fourth quarter of 2021 compared to the same quarter in 2020 was mainly due to the same items as noted above for comparison to the linked quarter. In addition, increased financial services and trust revenue was partially offset by a decrease in mortgage banking due to a decrease in the mortgage pipeline and total volume of funded home loans.
Noninterest Expense
Total noninterest expense for the fourth quarter of 2021 was $102.6 million, an increase of $12.6 million compared to the third quarter of 2021. The increase was mainly due to increases in compensation and employee benefits expense mostly attributable to our acquisition of Bank of Commerce as well as legal and professional fees that were primarily due to our acquisition of Bank of Commerce and proposed merger with Umpqua. Total acquisition-related expenses for the quarter were $11.8 million. These increases were partially offset by a decrease in other noninterest expense driven by a $2.0 million recapture of allowance for unfunded loan commitments as noted in the following table. Compared to the fourth quarter of 2020, noninterest expense increased $18.3 million, mostly attributable to the same items noted above for the linked quarter.

The provision for unfunded loan commitments, a component of other noninterest expense, for the periods indicated are as follows:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

	(in thousands)
Provision (recapture) for unfunded loan commitments	$(2,000)	$500	$(1,300)	$200	$3,300
Net Interest Margin
Columbia’s net interest margin (tax equivalent) for the fourth quarter of 2021 was 3.05%, a decrease of 12 basis points from the linked quarter and a decrease of 47 basis points from the prior-year period. The decrease in the net interest margin (tax equivalent) compared to the linked quarter was primarily due to a decrease in loan yields partially offset by higher yields on securities due to prepayment interest. The average cost of total deposits for both the fourth and linked quarter of 2021 was 4 basis points. The decrease in the net interest margin (tax equivalent) compared to the prior-year period was driven by lower average rates on loans and securities as well as a higher ratio of taxable securities, which had an average rate of 1.93% for the current quarter. For additional information regarding net interest margin, see the “Average Balances and Rates” tables.
Columbia’s operating net interest margin (tax equivalent)2 was 3.08% for the fourth quarter of 2021, a decrease of 8 basis points from the linked quarter and a decrease of 43 basis points compared to the prior-year period. The decrease in the operating net interest margin for the fourth quarter of 2021 compared to the linked quarter and the decrease compared to the prior-year period were due to the items noted in the preceding paragraph.
2 Operating net interest margin (tax equivalent) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” in this earnings release for the reconciliation of operating net interest margin (tax equivalent) to net interest margin.

The following table highlights the yield on our PPP loans for the periods indicated:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Paycheck Protection Program loans	(dollars in thousands)
Interest income	$4,876	$11,155	$9,218	$32,202	$19,071
Average balance	$282,542	$495,879	$822,970	$605,673	$601,602
Yield	6.85%	8.92%	4.46%	5.32%	3.17%

Aaron James Deer, Columbia’s Executive Vice President and Chief Financial Officer, said, “Our normalized margin, adjusted for the PPP loan portfolio and securities prepayment income, was essentially flat quarter over quarter. While some additional margin compression is possible, the downward pressure on asset yields is abating, and we are very encouraged by the prospect of higher rates and the favorable impact that would have on our net interest income.”
Asset Quality
At December 31, 2021, nonperforming assets to total assets decreased to 0.11% compared to 0.13% at September 30, 2021. Total nonperforming assets decreased $1.1 million from the linked quarter, primarily due to decreases in commercial real estate and agriculture nonaccrual loans, partially offset by increases in commercial business and one-to-four family residential real estate nonaccrual loans. The decline in nonaccrual loans was reduced by the addition of $2.8 million in nonaccrual loans acquired from Bank of Commerce.
The following table sets forth information regarding nonaccrual loans and total nonperforming assets:

	December 31, 2021	September 30, 2021	December 31, 2020

	(in thousands)
Nonaccrual loans:
Commercial loans:
Commercial real estate	$1,872	$2,871	$7,712
Commercial business	13,321	12,105	13,222
Agriculture	5,396	7,706	11,614
Construction	—	—	217
Consumer loans:
One-to-four family residential real estate	2,433	1,491	2,001
Other consumer	19	3	40
Total nonaccrual loans	23,041	24,176	34,806
OREO and other personal property owned	381	381	553
Total nonperforming assets	$23,422	$24,557	$35,359

Nonperforming assets to total loans were 0.22% and 0.25% at December 31, 2021 and September 30, 2021, respectively.
The following table provides an analysis of the Company’s allowance for credit losses:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

	(in thousands)
Beginning balance	$142,785	$142,988	$156,968	$149,140	$83,968
Impact of adopting ASC 326	—	—	—	—	1,632
Initial ACL recorded for PCD loans acquired during the period	2,616	—	—	2,616	—
Charge-offs:
Commercial loans:
Commercial real estate	(728)	—	(1,318)	(1,044)	(1,419)
Commercial business	(871)	(1,183)	(2,106)	(6,364)	(12,396)
Agriculture	(200)	—	(432)	(322)	(6,427)
Consumer loans:
One-to-four family residential real estate	(24)	—	(58)	(170)	(84)
Other consumer	(355)	(296)	(167)	(1,163)	(766)
Total charge-offs	(2,178)	(1,479)	(4,081)	(9,063)	(21,092)
Recoveries:
Commercial loans:
Commercial real estate	63	518	39	633	131
Commercial business	446	328	643	4,862	3,438
Agriculture	332	6	103	355	172
Construction	18	8	21	593	709
Consumer loans:
One-to-four family residential real estate	150	203	78	907	2,083
Other consumer	246	213	69	735	399
Total recoveries	1,255	1,276	953	8,085	6,932
Net charge-offs	(923)	(203)	(3,128)	(978)	(14,160)
Provision (recapture) for credit losses	11,100	—	(4,700)	4,800	77,700
Ending balance	$155,578	$142,785	$149,140	$155,578	$149,140
The allowance for credit losses to period-end loans was 1.46% at December 31, 2021 compared to 1.50% at September 30, 2021. Excluding PPP loans, the allowance for credit losses to period-end loans3 was 1.49% at December 31, 2021 compared to 1.55% at September 30, 2021.

3 Allowance for credit losses to period-end loans, excluding PPP loans is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” in this earnings release for the reconciliation of allowance for credit losses to period-end loans to allowance for credit losses to period-end loans, excluding PPP loans.

Loan Deferrals
The following table shows the loan balances subject to deferral for the periods indicated:

	December 31, 2021	September 30, 2021	December 31, 2020

	(in thousands)
Loan balances subject to deferral	$14,073	$32,796	$146,725
Organizational Update
Bank of Commerce Acquisition
Effective October 1, 2021, we welcomed clients and employees into the Columbia family from Bank of Commerce Holdings, the parent company of Merchants Bank of Commerce. Integration activities are moving along smoothly and we are on target to conclude those during the first quarter of 2022.
Umpqua Merger
On October 12, 2021, we announced a definitive agreement to combine with Umpqua Holdings Corporation creating the second largest bank on the West Coast in terms of market share with over 300 banking offices throughout Washington, Oregon, Idaho, California and Nevada. “Our decision to establish an Integration Office that is independent of the business lines and consisting of senior leaders from both companies is already creating significant benefits, as the work towards preparing our two companies for combination post-closing is well underway,” said Clint Stein. “Separating integration activities allows both Columbia and Umpqua bankers to remain laser-focused on growing our respective balance sheets and delivering the great customer service for which each of us is known across our markets.”
Warm Hearts Winter Drive
Our seventh annual Warm Hearts Winter Drive to benefit families and individuals struggling with homelessness during the winter months raised over $350,000, which is another record and brings the seven-year drive total to over $1.8 million. “I’m incredibly proud of the tremendous generosity of our employees, clients and vendors,” said David Moore Devine, Chief Marketing and Experience Officer. “Because of their efforts, 67 shelters across our footprint will receive new funding supporting their communities.”

Cash Dividend Announcement
Columbia will pay a regular cash dividend of $0.30 per common share on February 16, 2022 to shareholders of record as of the close of business on February 2, 2022.
Conference Call Information
Columbia’s management will discuss the fourth quarter 2021 financial results on a conference call scheduled for Thursday, January 20, 2022 at 11:00 a.m. Pacific Time (2:00 p.m. ET). Interested parties may join the live-streamed event by using the site:
https://edge.media-server.com/mmc/p/io9fypxh
The conference call can also be accessed on Thursday, January 20, 2022 at 11:00 a.m. Pacific Time (2:00 p.m. ET) by calling 833-301-1160; Conference ID password: 8296055.
A replay of the call will be accessible beginning Friday, January 21, 2022 using the link below:
https://edge.media-server.com/mmc/p/io9fypxh

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. (NASDAQ: COLB) is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank with locations throughout Washington, Oregon, Idaho and Northern California. The bank has been named one of Puget Sound Business Journal's “Washington’s Best Workplaces,” more than 10 times. Columbia was named the #1 bank in the Northwest on the Forbes 2021 list of “America’s Best Banks,” marking nearly 10 consecutive years on the publication’s list of top financial institutions.
More information about Columbia can be found on its website at www.columbiabank.com.

Note Regarding Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, descriptions of Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy as well as the potential effects of the COVID-19 pandemic on Columbia’s business, operations, financial performance and prospects. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” or the negative of these words or words of similar construction are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risks and uncertainties, many of which are outside our control, that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q (as applicable), factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following:
•national and global economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth and maintain the quality of our earning assets;
•the markets where we operate and make loans could face challenges;
•the risks presented by the economy, which could adversely affect credit quality, collateral values, including real estate collateral, investment values, liquidity and loan originations and loan portfolio delinquency rates;
•continued increases in inflation, and the risk that information may differ, possibly materially, from expectations, and actions taken by the Board of Governors of the Federal Reserve System in response to inflation and their potential impact on economic conditions;
•risks related to the proposed merger with Umpqua including, among others, (i) failure to complete the merger with Umpqua or unexpected delays related to the merger or either party’s inability to obtain regulatory or shareholder approvals or satisfy other closing conditions required to complete the merger, (ii) regulatory approvals resulting in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction, (iii) certain restrictions during the pendency of the proposed transaction with Umpqua that may impact the parties’ ability to pursue certain business opportunities or strategic transactions, (iv) diversion of management’s attention from ongoing business operations and opportunities, (v) cost savings and any revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (vi) the integration of each party’s management, personnel and operations will not be successfully achieved or may be materially delayed or will be more costly or difficult than expected, (vii) deposit attrition, customer or employee loss and/or revenue loss as a result of the announcement of the proposed merger, (viii) expenses related to the proposed merger being greater than expected, and (ix) shareholder litigation that could prevent or delay the closing of the proposed merger or otherwise negatively impact the Company’s business and operations;
•the efficiencies and enhanced financial and operating performance we expect to realize from investments in personnel, acquisitions (including the recent acquisition of Bank of Commerce and infrastructure may not be realized;
•the ability to successfully integrate Bank of Commerce, or to integrate future acquired entities;
•interest rate changes could significantly reduce net interest income and negatively affect asset yields and funding sources;
•the effect of the discontinuation or replacement of LIBOR;
•results of operations following strategic expansion, including the impact of acquired loans on our earnings, could differ from expectations;
•changes in the scope and cost of FDIC insurance and other coverages;
•changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analysis relating to how such changes will affect our financial results could prove incorrect;
•changes in laws and regulations affecting our businesses, including changes in the enforcement and interpretation of such laws and regulations by applicable governmental and regulatory agencies;
•increased competition among financial institutions and nontraditional providers of financial services;
•continued consolidation in the financial services industry resulting in the creation of larger financial institutions that have greater resources could change the competitive landscape;
•the goodwill we have recorded in connection with acquisitions could become impaired, which may have an adverse impact on our earnings and capital;

•our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking” and identity theft;
•any material failure or interruption of our information and communications systems;
•inability to keep pace with technological changes;
•our ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk and regulatory and compliance risk;
•failure to maintain effective internal control over financial reporting or disclosure controls and procedures;
•the effect of geopolitical instability, including wars, conflicts and terrorist attacks;
•our profitability measures could be adversely affected if we are unable to effectively manage our capital;
•the risks from climate change and its potential to disrupt our business and adversely impact the operations and creditworthiness of our customers;
•natural disasters, including earthquakes, tsunamis, flooding, fires and other unexpected events;
•the effect of COVID-19 and other infectious illness outbreaks that may arise in the future, which has created significant impacts and uncertainties in U.S. and global markets;
•changes in governmental policy and regulation, including measures taken in response to economic, business, political and social conditions, including with regard to COVID-19; and
•the effects of any damage to our reputation resulting from developments related to any of the items identified above.
Additional factors that could cause results to differ materially from those described above can be found in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which are on file with the SEC and available on Columbia’s website, www.columbiabank.com, under the heading “Financial Information” and in other documents Columbia files with the SEC, and in Umpqua’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2021, June 30, 2021 and September 30, 2021, which are on file with the SEC and available on Umpqua’s investor relations website, www.umpquabank.com, under the heading “Financials,” and in other documents Umpqua files with the SEC.
We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements which speak only as of the date hereof. Neither Columbia nor Umpqua assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws.
IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction (the “Transaction”), Columbia filed with the SEC a Registration Statement on Form S-4 that includes a Joint Proxy Statement of Umpqua and Columbia and a Prospectus of Columbia, which the SEC declared effective December 3, 2021. Umpqua and Columbia commenced mailing of the definitive Joint Proxy Statement/Prospectus to Umpqua’s and Columbia’s shareholders seeking certain approvals related to the Transaction on or about December 7, 2021. Umpqua and Columbia may also file other relevant documents concerning the Transaction with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AS WELL AS THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Umpqua and Columbia, without charge, at the SEC’s website, www.sec.gov. Copies of these documents and the filings with the SEC incorporated by reference in these documents can also be obtained, without charge, by directing a request to Umpqua Holdings Corporation, Attention: Andrew Ognall, One SW Columbia Street, Suite 1200, Portland, OR 97204, 503-727-4100 or to Columbia Banking System, Inc., Attention: Investor Relations, P. O. Box 2156, MS 3100, Tacoma, WA 98401-2156, 253-471-4065.

PARTICIPANTS IN THE SOLICITATION
Umpqua, Columbia, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Umpqua and Columbia in connection with the Transaction under the rules of the SEC. Information regarding Umpqua’s directors and executive officers is available in Umpqua’s definitive proxy statement relating to its 2021 Annual Meeting of Shareholders, which was filed with the SEC on March 5, 2021, and other documents filed by Umpqua with the SEC. Information regarding Columbia’s directors and executive officers is available in Columbia’s definitive proxy statement relating to its 2021 Annual Meeting of Shareholders, which was filed with the SEC on April 12, 2021, and other documents filed by Columbia with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus relating to the Transaction. Free copies of this document may be obtained as described in the preceding paragraph.

Contacts:	Clint Stein,	Aaron James Deer,
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer

Investor Relations
InvestorRelations@columbiabank.com
253-471-4065
	(COLB-ER)	(COLB&ER)

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited				December 31,	September 30,	December 31,
				2021	2021	2020

				(in thousands)
ASSETS
Cash and due from banks				$153,414	$193,715	$218,899
Interest-earning deposits with banks				671,300	703,760	434,867
Total cash and cash equivalents				824,714	897,475	653,766
Debt securities available for sale at fair value (amortized cost of $5,898,041, $4,773,742 and $4,997,529, respectively)				5,910,999	4,831,919	5,210,134
Debt securities held to maturity at amortized cost (fair value of $2,122,606, $2,071,051 and $—, respectively)				2,148,327	2,075,158	—
Equity securities				13,425	13,425	13,425
Federal Home Loan Bank (“FHLB”) stock at cost				10,280	10,280	10,280
Loans held for sale				9,774	11,355	26,481
Loans, net of unearned income				10,641,937	9,521,385	9,427,660
Less: Allowance for credit losses				155,578	142,785	149,140
Loans, net				10,486,359	9,378,600	9,278,520
Interest receivable				56,019	52,886	54,831
Premises and equipment, net				172,144	157,488	162,059
Other real estate owned				381	381	553
Goodwill				823,172	765,842	765,842
Other intangible assets, net				34,647	21,123	26,734
Other assets				455,092	386,530	382,154
Total assets				$20,945,333	$18,602,462	$16,584,779
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing				$8,856,714	$7,971,680	$6,913,214
Interest-bearing				9,153,401	7,981,719	6,956,648
Total deposits				18,010,115	15,953,399	13,869,862
FHLB advances				7,359	7,372	7,414
Securities sold under agreements to repurchase				86,013	40,040	73,859
Subordinated debentures				10,000	35,000	35,092
Junior subordinated debentures				10,310	—	—
Other liabilities				232,794	243,384	250,945
Total liabilities				18,356,591	16,279,195	14,237,172
Commitments and contingent liabilities
Shareholders’ equity:
	December 31,	September 30,	December 31,
	2021	2021	2020

	(in thousands)
Preferred stock (no par value)
Authorized shares	2,000	2,000	2,000
Common stock (no par value)
Authorized shares	115,000	115,000	115,000
Issued	80,695	73,944	73,782	1,930,187	1,670,076	1,660,998
Outstanding	78,511	71,760	71,598
Retained earnings				694,227	651,308	575,248
Accumulated other comprehensive income				35,162	72,717	182,195
Treasury stock at cost	2,184	2,184	2,184	(70,834)	(70,834)	(70,834)
Total shareholders’ equity				2,588,742	2,323,267	2,347,607
Total liabilities and shareholders’ equity				$20,945,333	$18,602,462	$16,584,779

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended			Twelve Months Ended
Unaudited	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Interest Income	(in thousands except per share amounts)
Loans	$110,575	$105,168	$107,402	$415,770	$426,003
Taxable securities	33,654	26,374	23,045	107,594	81,578
Tax-exempt securities	3,447	2,714	2,668	11,746	9,567
Deposits in banks	360	284	181	955	661
Total interest income	148,036	134,540	133,296	536,065	517,809
Interest Expense
Deposits	1,807	1,468	1,626	6,186	9,367
FHLB advances and Federal Reserve Bank ("FRB") borrowings	74	73	73	291	6,264
Subordinated debentures	561	435	467	1,932	1,871
Other borrowings	71	24	18	137	196
Total interest expense	2,513	2,000	2,184	8,546	17,698
Net Interest Income	145,523	132,540	131,112	527,519	500,111
Provision (recapture) for credit losses	11,100	—	(4,700)	4,800	77,700
Net interest income after provision (recapture) for credit losses	134,423	132,540	135,812	522,719	422,411
Noninterest Income
Deposit account and treasury management fees	7,155	6,893	6,481	27,107	27,019
Card revenue	5,108	4,889	3,497	18,503	13,928
Financial services and trust revenue	3,877	4,250	3,349	15,753	12,830
Loan revenue	4,977	5,184	7,960	22,044	24,802
Bank owned life insurance	1,753	1,585	1,619	6,533	6,418
Investment securities gains, net	—	—	36	314	16,710
Other	1,370	1,157	620	3,840	2,793
Total noninterest income	24,240	23,958	23,562	94,094	104,500
Noninterest Expense
Compensation and employee benefits	64,169	54,679	53,704	224,034	209,722
Occupancy	10,076	9,695	9,270	37,815	36,013
Data processing and software (1)	9,130	8,515	7,274	33,498	29,449
Legal and professional fees	7,937	4,894	3,573	18,910	12,158
Amortization of intangibles	2,376	1,835	2,011	7,987	8,724
Business and Occupation ("B&O") taxes	1,571	1,583	1,543	5,903	4,970
Advertising and promotion	1,357	678	1,644	3,383	4,466
Regulatory premiums	1,481	1,214	1,062	4,912	2,956
Net cost (benefit) of operation of other real estate owned	14	4	33	66	(315)
Other (1)	4,511	6,910	4,186	23,796	26,376
Total noninterest expense	102,622	90,007	84,300	360,304	334,519
Income before income taxes	56,041	66,491	75,074	256,509	192,392
Provision for income taxes	13,130	13,474	16,774	53,689	38,148
Net Income	$42,911	$53,017	$58,300	$202,820	$154,244
Earnings per common share
Basic	$0.55	$0.75	$0.82	$2.79	$2.17
Diluted	$0.55	$0.74	$0.82	$2.78	$2.17
Dividends declared per common share - regular (2)	$—	$0.58	$0.28	$1.14	$1.12
Dividends declared per common share - special	—	—	—	—	0.22
Dividends declared per common share - total	$—	$0.58	$0.28	$1.14	$1.34

Weighted average number of common shares outstanding	77,784	71,036	70,732	72,683	70,835
Weighted average number of diluted common shares outstanding	77,977	71,186	70,838	72,873	70,880
__________
(1) Prior periods adjusted to conform to current period presentation.
(2) Dividends declared per common share - regular for the three months ended September 30, 2021 includes both the July 29, 2021 declaration of $0.28 and the September 30, 2021 declaration of $0.30.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended			Twelve Months Ended
Unaudited	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Earnings	(dollars in thousands except per share amounts)
Net interest income	$145,523	$132,540	$131,112	$527,519	$500,111
Provision (recapture) for credit losses	$11,100	$—	$(4,700)	$4,800	$77,700
Noninterest income	$24,240	$23,958	$23,562	$94,094	$104,500
Noninterest expense	$102,622	$90,007	$84,300	$360,304	$334,519
Acquisition-related expense (included in noninterest expense)	$11,812	$2,192	$—	$14,514	$—
Net income	$42,911	$53,017	$58,300	$202,820	$154,244
Per Common Share
Earnings (basic)	$0.55	$0.75	$0.82	$2.79	$2.17
Earnings (diluted)	$0.55	$0.74	$0.82	$2.78	$2.17
Book value	$32.97	$32.38	$32.79	$32.97	$32.79
Tangible book value per common share (1)	$22.05	$21.41	$21.72	$22.05	$21.72
Averages
Total assets	$20,857,983	$18,330,109	$16,477,246	$18,448,135	$15,401,219
Interest-earning assets	$19,186,398	$16,820,771	$15,010,392	$16,910,818	$13,916,611
Loans	$10,545,172	$9,526,052	$9,533,655	$9,832,385	$9,411,213
Securities, including debt securities, equity securities and FHLB stock	$7,693,659	$6,545,134	$4,765,158	$6,353,278	$3,982,918
Deposits	$17,935,311	$15,642,250	$13,864,027	$15,722,403	$12,512,255
Interest-bearing deposits	$9,147,184	$7,821,949	$6,873,405	$7,910,523	$6,208,058
Interest-bearing liabilities	$9,255,214	$7,920,146	$6,954,287	$8,008,221	$6,626,825
Noninterest-bearing deposits	$8,788,127	$7,820,301	$6,990,622	$7,811,880	$6,304,197
Shareholders’ equity	$2,584,110	$2,364,149	$2,311,070	$2,402,455	$2,263,276
Financial Ratios
Return on average assets	0.82%	1.16%	1.42%	1.10%	1.00%
Return on average common equity	6.64%	8.97%	10.09%	8.44%	6.82%
Return on average tangible common equity (1)	10.36%	13.82%	15.79%	13.10%	10.99%
Average equity to average assets	12.39%	12.90%	14.03%	13.02%	14.70%
Shareholders' equity to total assets	12.36%	12.49%	14.16%	12.36%	14.16%
Tangible common shareholders’ equity to tangible assets (1)	8.62%	8.62%	9.85%	8.62%	9.85%
Net interest margin (tax equivalent)	3.05%	3.17%	3.52%	3.17%	3.65%
Efficiency ratio (tax equivalent) (2)	59.57%	56.67%	53.70%	57.09%	54.50%
Operating efficiency ratio (tax equivalent) (1)	51.48%	54.44%	53.03%	53.92%	55.34%
Noninterest expense ratio	1.97%	1.96%	2.05%	1.95%	2.17%
Core noninterest expense ratio (1)	1.74%	1.92%	2.05%	1.87%	2.17%

	December 31,	September 30,	December 31,
Period-end	2021	2021	2020
Total assets	$20,945,333	$18,602,462	$16,584,779
Loans, net of unearned income	$10,641,937	$9,521,385	$9,427,660
Allowance for credit losses	$155,578	$142,785	$149,140
Securities, including debt securities, equity securities and FHLB stock	$8,083,031	$6,930,782	$5,233,839
Deposits	$18,010,115	$15,953,399	$13,869,862
Shareholders’ equity	$2,588,742	$2,323,267	$2,347,607
Nonperforming assets
Nonaccrual loans	$23,041	$24,176	$34,806
Other real estate owned (“OREO”) and other personal property owned (“OPPO”)	381	381	553
Total nonperforming assets	$23,422	$24,557	$35,359

Nonperforming loans to period-end loans	0.22%	0.25%	0.37%
Nonperforming assets to period-end assets	0.11%	0.13%	0.21%
Allowance for credit losses to period-end loans	1.46%	1.50%	1.58%
Net loan charge-offs (for the three months ended)	$923	$203	$3,128
__________
(1) This is a non-GAAP measure. See section titled "Non-GAAP Financial Measures" on the last three pages of this earnings release for a reconciliation to the most comparable GAAP measure.
(2) Noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income on a tax equivalent basis.

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020

Earnings	(dollars in thousands except per share amounts)
Net interest income	$145,523	$132,540	$125,462	$123,994	$131,112
Provision (recapture) for credit losses	$11,100	$—	$(5,500)	$(800)	$(4,700)
Noninterest income	$24,240	$23,958	$22,730	$23,166	$23,562
Noninterest expense	$102,622	$90,007	$84,116	$83,559	$84,300
Acquisition-related expense (included in noninterest expense)	$11,812	$2,192	$510	$—	$—
Net income	$42,911	$53,017	$55,039	$51,853	$58,300
Per Common Share
Earnings (basic)	$0.55	$0.75	$0.77	$0.73	$0.82
Earnings (diluted)	$0.55	$0.74	$0.77	$0.73	$0.82
Book value	$32.97	$32.38	$32.52	$31.71	$32.79
Averages
Total assets	$20,857,983	$18,330,109	$17,670,480	$16,891,682	$16,477,246
Interest-earning assets	$19,186,398	$16,820,771	$16,176,328	$15,419,371	$15,010,392
Loans	$10,545,172	$9,526,052	$9,664,169	$9,586,984	$9,533,655
Securities, including debt securities, equity securities and FHLB stock	$7,693,659	$6,545,134	$5,914,838	$5,230,304	$4,765,158
Deposits	$17,935,311	$15,642,250	$15,059,406	$14,212,616	$13,864,027
Interest-bearing deposits	$9,147,184	$7,821,949	$7,530,372	$7,121,300	$6,873,405
Interest-bearing liabilities	$9,255,214	$7,920,146	$7,618,629	$7,217,471	$6,954,287
Noninterest-bearing deposits	$8,788,127	$7,820,301	$7,529,034	$7,091,316	$6,990,622
Shareholders’ equity	$2,584,110	$2,364,149	$2,312,779	$2,346,593	$2,311,070
Financial Ratios
Return on average assets	0.82%	1.16%	1.25%	1.23%	1.42%
Return on average common equity	6.64%	8.97%	9.52%	8.84%	10.09%
Average equity to average assets	12.39%	12.90%	13.09%	13.89%	14.03%
Shareholders’ equity to total assets	12.36%	12.49%	12.95%	13.12%	14.16%
Net interest margin (tax equivalent)	3.05%	3.17%	3.16%	3.31%	3.52%
Period-end
Total assets	$20,945,333	$18,602,462	$18,013,477	$17,335,116	$16,584,779
Loans, net of unearned income	$10,641,937	$9,521,385	$9,693,116	$9,676,318	$9,427,660
Allowance for credit losses	$155,578	$142,785	$142,988	$148,294	$149,140
Securities, including debt securities, equity securities and FHLB stock	$8,083,031	$6,930,782	$6,238,486	$5,519,995	$5,233,839
Deposits	$18,010,115	$15,953,399	$15,345,432	$14,767,466	$13,869,862
Shareholders’ equity	$2,588,742	$2,323,267	$2,333,246	$2,275,063	$2,347,607
Goodwill	$823,172	$765,842	$765,842	$765,842	$765,842
Other intangible assets, net	$34,647	$21,123	$22,958	$24,810	$26,734
Nonperforming assets
Nonaccrual loans	$23,041	$24,176	$24,021	$33,581	$34,806
OREO and OPPO	381	381	381	521	553
Total nonperforming assets	$23,422	$24,557	$24,402	$34,102	$35,359

Nonperforming loans to period-end loans	0.22%	0.25%	0.25%	0.35%	0.37%
Nonperforming assets to period-end assets	0.11%	0.13%	0.14%	0.20%	0.21%
Allowance for credit losses to period-end loans	1.46%	1.50%	1.48%	1.53%	1.58%
Net loan charge-offs (recoveries)	$923	$203	$(194)	$46	$3,128

LOAN PORTFOLIO COMPOSITION
Columbia Banking System, Inc.
Unaudited	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020

Loan Portfolio Composition - Dollars	(dollars in thousands)
Commercial loans:
Commercial real estate	$4,981,263	$4,088,484	$4,101,071	$4,081,915	$4,062,313
Commercial business	3,423,268	3,436,351	3,738,288	3,792,813	3,597,968
Agriculture	795,715	815,985	797,580	751,800	779,627
Construction	384,755	326,569	300,303	282,534	268,663
Consumer loans:
One-to-four family residential real estate	1,013,908	823,877	724,151	735,314	683,570
Other consumer	43,028	30,119	31,723	31,942	35,519
Total loans	10,641,937	9,521,385	9,693,116	9,676,318	9,427,660
Less: Allowance for credit losses	(155,578)	(142,785)	(142,988)	(148,294)	(149,140)
Total loans, net	$10,486,359	$9,378,600	$9,550,128	$9,528,024	$9,278,520
Loans held for sale	$9,774	$11,355	$13,179	$26,176	$26,481

	December 31,	September 30,	June 30,	March 31,	December 31,
Loan Portfolio Composition - Percentages	2021	2021	2021	2021	2020
Commercial loans:
Commercial real estate	46.8%	42.9%	42.3%	42.2%	43.0%
Commercial business	32.2%	36.1%	38.6%	39.2%	38.2%
Agriculture	7.5%	8.6%	8.2%	7.8%	8.3%
Construction	3.6%	3.4%	3.1%	2.9%	2.8%
Consumer loans:
One-to-four family residential real estate	9.5%	8.7%	7.5%	7.6%	7.3%
Other consumer	0.4%	0.3%	0.3%	0.3%	0.4%
Total loans	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSIT COMPOSITION
Columbia Banking System, Inc.
Unaudited
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020

Deposit Composition - Dollars	(dollars in thousands)
Demand and other noninterest-bearing	$8,856,714	$7,971,680	$7,703,325	$7,424,472	$6,913,214
Money market	3,525,299	3,076,833	2,950,063	2,913,689	2,780,922
Interest-bearing demand	1,999,407	1,646,816	1,525,360	1,512,808	1,433,083
Savings	1,617,546	1,416,376	1,388,241	1,282,151	1,169,721
Interest-bearing public funds, other than certificates of deposit	779,146	740,281	720,553	662,461	656,273
Certificates of deposit, less than $250,000	249,120	190,402	193,080	198,568	201,805
Certificates of deposit, $250,000 or more	160,490	108,483	105,393	107,421	108,935
Certificates of deposit insured by the CD Option of IntraFi Network Deposits	35,611	26,835	24,409	25,929	23,105
Brokered certificates of deposit	—	5,000	5,000	5,000	5,000
Reciprocal money market accounts	786,046	770,693	730,008	634,967	577,804
Subtotal	18,009,379	15,953,399	15,345,432	14,767,466	13,869,862
Valuation adjustment resulting from acquisition accounting	736	—	—	—	—
Total deposits	$18,010,115	$15,953,399	$15,345,432	$14,767,466	$13,869,862

	December 31,	September 30,	June 30,	March 31,	December 31,
Deposit Composition - Percentages	2021	2021	2021	2021	2020
Demand and other noninterest-bearing	49.1%	50.0%	50.2%	50.4%	49.8%
Money market	19.6%	19.3%	19.2%	19.7%	20.1%
Interest-bearing demand	11.1%	10.3%	9.9%	10.2%	10.3%
Savings	9.0%	8.9%	9.0%	8.7%	8.4%
Interest-bearing public funds, other than certificates of deposit	4.3%	4.6%	4.7%	4.5%	4.7%
Certificates of deposit, less than $250,000	1.4%	1.2%	1.3%	1.3%	1.5%
Certificates of deposit, $250,000 or more	0.9%	0.7%	0.7%	0.7%	0.8%
Certificates of deposit insured by the CD Option of IntraFi Network Deposits	0.2%	0.2%	0.2%	0.2%	0.2%
Reciprocal money market accounts	4.4%	4.8%	4.8%	4.3%	4.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended			Three Months Ended
	December 31, 2021			December 31, 2020
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate

	(dollars in thousands)
ASSETS
Loans, net (1)(2)	$10,545,172	$111,709	4.20%	$9,533,655	$108,576	4.53%
Taxable securities	6,934,477	33,654	1.93%	4,207,607	23,045	2.18%
Tax exempt securities (2)	759,182	4,364	2.28%	557,551	3,377	2.41%
Interest-earning deposits with banks	947,567	360	0.15%	711,579	181	0.10%
Total interest-earning assets	19,186,398	150,087	3.10%	15,010,392	135,179	3.58%
Other earning assets	276,828			239,798
Noninterest-earning assets	1,394,757			1,227,056
Total assets	$20,857,983			$16,477,246
LIABILITIES AND SHAREHOLDERS’ EQUITY
Money market accounts	$4,339,959	$951	0.09%	$3,395,343	$732	0.09%
Interest-bearing demand	1,967,559	376	0.08%	1,359,222	293	0.09%
Savings accounts	1,593,434	78	0.02%	1,141,165	36	0.01%
Interest-bearing public funds, other than certificates of deposit	787,395	252	0.13%	638,107	310	0.19%
Certificates of deposit	458,837	150	0.13%	339,568	255	0.30%
Total interest-bearing deposits	9,147,184	1,807	0.08%	6,873,405	1,626	0.09%
FHLB advances and FRB borrowings	7,368	74	3.98%	7,420	73	3.91%
Subordinated debentures	43,859	561	5.07%	35,115	467	5.29%
Other borrowings and interest-bearing liabilities	56,803	71	0.50%	38,347	18	0.19%
Total interest-bearing liabilities	9,255,214	2,513	0.11%	6,954,287	2,184	0.12%
Noninterest-bearing deposits	8,788,127			6,990,622
Other noninterest-bearing liabilities	230,532			221,267
Shareholders’ equity	2,584,110			2,311,070
Total liabilities & shareholders’ equity	$20,857,983			$16,477,246
Net interest income (tax equivalent)		$147,574			$132,995
Net interest margin (tax equivalent)			3.05%			3.52%
__________
(1)Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $6.2 million and $9.1 million for the three months ended December 31, 2021 and 2020, respectively. The net incremental accretion income on acquired loans was $16 thousand and $1.3 million for the three months ended December 31, 2021 and 2020, respectively.
(2)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $1.1 million and $1.2 million for the three months ended December 31, 2021 and 2020, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $917 thousand and $709 thousand for the three months ended December 31, 2021 and 2020, respectively.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended			Three Months Ended
	December 31, 2021			September 30, 2021
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate

	(dollars in thousands)
ASSETS
Loans, net (1)(2)	$10,545,172	$111,709	4.20%	$9,526,052	$106,345	4.43%
Taxable securities	6,934,477	33,654	1.93%	5,929,321	26,374	1.76%
Tax exempt securities (2)	759,182	4,364	2.28%	615,813	3,436	2.21%
Interest-earning deposits with banks	947,567	360	0.15%	749,585	284	0.15%
Total interest-earning assets	19,186,398	150,087	3.10%	16,820,771	136,439	3.22%
Other earning assets	276,828			245,907
Noninterest-earning assets	1,394,757			1,263,431
Total assets	$20,857,983			$18,330,109
LIABILITIES AND SHAREHOLDERS’ EQUITY
Money market accounts	$4,339,959	$951	0.09%	$3,790,201	$741	0.08%
Interest-bearing demand	1,967,559	376	0.08%	1,581,598	298	0.07%
Savings accounts	1,593,434	78	0.02%	1,391,221	54	0.02%
Interest-bearing public funds, other than certificates of deposit	787,395	252	0.13%	729,382	232	0.13%
Certificates of deposit	458,837	150	0.13%	329,547	143	0.17%
Total interest-bearing deposits	9,147,184	1,807	0.08%	7,821,949	1,468	0.07%
FHLB advances and FRB borrowings	7,368	74	3.98%	7,382	73	3.92%
Subordinated debentures	43,859	561	5.07%	35,000	435	4.93%
Other borrowings and interest-bearing liabilities	56,803	71	0.50%	55,815	24	0.17%
Total interest-bearing liabilities	9,255,214	2,513	0.11%	7,920,146	2,000	0.10%
Noninterest-bearing deposits	8,788,127			7,820,301
Other noninterest-bearing liabilities	230,532			225,513
Shareholders’ equity	2,584,110			2,364,149
Total liabilities & shareholders’ equity	$20,857,983			$18,330,109
Net interest income (tax equivalent)		$147,574			$134,439
Net interest margin (tax equivalent)			3.05%			3.17%
__________
(1)Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $6.2 million and $11.3 million for the three months ended December 31, 2021 and September 30, 2021, respectively. The net incremental accretion income on acquired loans was $16 thousand and $884 thousand for the three months ended December 31, 2021 and September 30, 2021, respectively.
(2)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $1.1 million and $1.2 million for the three months ended December 31, 2021 and September 30, 2021. The tax equivalent yield adjustment to interest earned on tax exempt securities was $917 thousand and $722 thousand for the three months ended December 31, 2021 and September 30, 2021, respectively.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Twelve Months Ended			Twelve Months Ended
	December 31, 2021			December 31, 2020
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate

	(dollars in thousands)
ASSETS
Loans, net (1)(2)	$9,832,385	$420,439	4.28%	$9,411,213	$430,923	4.58%
Taxable securities	5,701,810	107,594	1.89%	3,531,357	81,578	2.31%
Tax exempt securities (2)	651,468	14,869	2.28%	451,561	12,110	2.68%
Interest-earning deposits with banks	725,155	955	0.13%	522,480	661	0.13%
Total interest-earning assets	16,910,818	$543,857	3.22%	13,916,611	$525,272	3.77%
Other earning assets	252,476			235,491
Noninterest-earning assets	1,284,841			1,249,117
Total assets	$18,448,135			$15,401,219
LIABILITIES AND SHAREHOLDERS’ EQUITY
Money market accounts	$3,805,723	$3,083	0.08%	$3,043,731	$4,381	0.14%
Interest-bearing demand	1,637,531	1,225	0.07%	1,248,975	1,453	0.12%
Savings accounts	1,382,277	217	0.02%	1,022,388	153	0.01%
Interest-bearing public funds, other than certificates of deposit	721,090	1,005	0.14%	544,109	2,003	0.37%
Certificates of deposit	363,902	656	0.18%	348,855	1,377	0.39%
Total interest-bearing deposits	7,910,523	6,186	0.08%	6,208,058	9,367	0.15%
FHLB advances and FRB borrowings	7,388	291	3.94%	342,721	6,264	1.83%
Subordinated debentures	37,258	1,932	5.19%	35,184	1,871	5.32%
Other borrowings and interest-bearing liabilities	53,052	137	0.26%	40,862	196	0.48%
Total interest-bearing liabilities	8,008,221	$8,546	0.11%	6,626,825	$17,698	0.27%
Noninterest-bearing deposits	7,811,880			6,304,197
Other noninterest-bearing liabilities	225,579			206,921
Shareholders’ equity	2,402,455			2,263,276
Total liabilities & shareholders’ equity	$18,448,135			$15,401,219
Net interest income (tax equivalent)		$535,311			$507,574
Net interest margin (tax equivalent)			3.17%			3.65%
__________
(1)Nonaccrual loans have been included in the table as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $32.2 million and $21.6 million for the twelve months ended December 31, 2021 and 2020, respectively. The net incremental accretion income on acquired loans was $2.8 million and $6.2 million for the twelve months ended December 31, 2021 and 2020, respectively.
(2)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $4.7 million and $4.9 million for the twelve months ended December 31, 2021 and 2020, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $3.1 million and $2.5 million for the twelve months ended December 31, 2021 and 2020, respectively.

Non-GAAP Financial Measures
The Company considers its operating net interest margin (tax equivalent) and operating efficiency ratios to be useful measurements as they more closely reflect the ongoing operating performance of the Company. Despite the usefulness of the operating net interest margin (tax equivalent) and operating efficiency ratio to the Company, there are no standardized definitions for these metrics. As a result, the Company’s calculations may not be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following tables reconcile the Company’s calculation of the operating net interest margin (tax equivalent) and operating efficiency ratio:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Operating net interest margin non-GAAP reconciliation:	(dollars in thousands)
Net interest income (tax equivalent) (1)	$147,574	$134,439	$132,995	$535,311	$507,574
Adjustments to arrive at operating net interest income (tax equivalent):
Premium amortization (discount accretion) on acquired loans	(16)	(884)	(1,323)	(2,811)	(6,154)
Premium amortization on acquired securities	1,278	422	606	2,752	3,409
Interest reversals on nonaccrual loans (2)	—	—	146	—	2,000
Operating net interest income (tax equivalent) (1)	$148,836	$133,977	$132,424	$535,252	$506,829

Average interest earning assets	$19,186,398	$16,820,771	$15,010,392	$16,910,818	$13,916,611
Net interest margin (tax equivalent) (1)	3.05%	3.17%	3.52%	3.17%	3.65%
Operating net interest margin (tax equivalent) (1)	3.08%	3.16%	3.51%	3.17%	3.64%

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Operating efficiency ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$102,622	$90,007	$84,300	$360,304	$334,519
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	(11,812)	(2,192)	—	(14,514)	—
Net benefit (cost) of operation of OREO and OPPO	(14)	(4)	(32)	(56)	324
Loss on asset disposals	(10)	(11)	—	(29)	(224)
B&O taxes	(1,571)	(1,583)	(1,543)	(5,903)	(4,970)
Operating noninterest expense (numerator B)	$89,215	$86,217	$82,725	$339,802	$329,649

Net interest income (tax equivalent) (1)	$147,574	$134,439	$132,995	$535,311	$507,574
Noninterest income	24,240	23,958	23,562	94,094	104,500
Bank owned life insurance tax equivalent adjustment	466	422	430	1,737	1,706
Total revenue (tax equivalent) (denominator A)	$172,280	$158,819	$156,987	$631,142	$613,780

Operating net interest income (tax equivalent) (1)	$148,836	$133,977	$132,424	$535,252	$506,829
Adjustments to arrive at operating noninterest income (tax equivalent):
Investment securities gain, net	—	—	(36)	(314)	(16,710)
Gain on asset disposals	(242)	—	(381)	(529)	(675)
Operating noninterest income (tax equivalent)	24,464	24,380	23,575	94,988	88,821
Total operating revenue (tax equivalent) (denominator B)	$173,300	$158,357	$155,999	$630,240	$595,650
Efficiency ratio (tax equivalent) (numerator A/denominator A)	59.57%	56.67%	53.70%	57.09%	54.50%
Operating efficiency ratio (tax equivalent) (numerator B/denominator B)	51.48%	54.44%	53.03%	53.92%	55.34%
__________
(1) Tax-exempt interest income has been adjusted to a tax equivalent basis. The amount of such adjustment was an addition to net interest income of $2.1 million for the three months ended December 31, 2021, $1.9 million for both the three months ended September 30, 2021 and December 31, 2020 and $7.8 million and $7.5 million for the twelve months ended December 31, 2021 and 2020, respectively.
(2) Beginning January 2021, interest reversals on nonaccrual loans is no longer a component of these non-GAAP financial measures.

Non-GAAP Financial Measures - Continued
The Company also considers its core noninterest expense ratio to be a useful measurement as it more closely reflects the ongoing operating performance of the Company. Despite the usefulness of the core noninterest expense ratio to the Company, there is not a standardized definition for it, as a result, the Company’s calculations may not be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the core noninterest expense ratio:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Core noninterest expense ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$102,622	$90,007	$84,300	$360,304	$334,519
Adjustments to arrive at core noninterest expense:
Acquisition-related expenses	(11,812)	(2,192)	—	(14,514)	—
Core noninterest expense (numerator B)	$90,810	$87,815	$84,300	$345,790	$334,519

Average assets (denominator)	$20,857,983	$18,330,109	$16,477,246	$18,448,135	$15,401,219
Noninterest expense ratio (numerator A/denominator) (1)	1.97%	1.96%	2.05%	1.95%	2.17%
Core noninterest expense ratio (numerator B/denominator)	1.74%	1.92%	2.05%	1.87%	2.17%
__________
(1) For the purpose of this ratio, interim noninterest expense has been annualized.
(2) For the purpose of this ratio, interim core noninterest expense has been annualized.

The Company considers its pre-tax, pre-provision income to be a useful measurement in evaluating the earnings of the Company as it provides a method to assess income. Despite the usefulness of this measure to the Company, there is not a standardized definition for it. As a result, the Company’s calculation may not always be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the pre-tax, pre-provision income:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Pre-tax, pre-provision income:	(in thousands)
Income before income taxes	$56,041	$66,491	$75,074	$256,509	$192,392
Provision (recapture) for credit losses	11,100	—	(4,700)	4,800	77,700
Provision (recapture) for unfunded commitments (1)	(2,000)	500	(1,300)	200	3,300
B&O taxes (1)	1,571	1,583	1,543	5,903	4,970
Pre-tax, pre-provision income	$66,712	$68,574	$70,617	$267,412	$278,362
__________
(1) Beginning the second quarter of 2021, provision for unfunded commitments and B&O taxes are components of this non-GAAP measure. Prior periods have been adjusted to conform to current period presentation.

Non-GAAP Financial Measures - Continued
The Company considers its tangible common equity ratio and tangible book value per share ratio to be useful measurements in evaluating the capital adequacy of the Company as they provide a method to assess management’s success in utilizing our tangible capital. Despite the usefulness of these ratios to the Company, there is not a standardized definition for these metrics. As a result, the Company’s calculation may not always be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the tangible common equity ratio and tangible book value per share ratio:

	December 31,	September 30,	December 31,
	2021	2021	2020

Tangible common equity ratio and tangible book value per common share non-GAAP reconciliation:	(dollars in thousands except per share amounts)
Shareholders’ equity (numerator A)	$2,588,742	$2,323,267	$2,347,607
Adjustments to arrive at tangible common equity:
Goodwill	(823,172)	(765,842)	(765,842)
Other intangible assets, net	(34,647)	(21,123)	(26,734)
Tangible common equity (numerator B)	$1,730,923	$1,536,302	$1,555,031

Total assets (denominator A)	$20,945,333	$18,602,462	$16,584,779
Adjustments to arrive at tangible assets:
Goodwill	(823,172)	(765,842)	(765,842)
Other intangible assets, net	(34,647)	(21,123)	(26,734)
Tangible assets (denominator B)	$20,087,514	$17,815,497	$15,792,203

Shareholders’ equity to total assets (numerator A/denominator A)	12.36%	12.49%	14.16%
Tangible common shareholders’ equity to tangible assets (numerator B/denominator B)	8.62%	8.62%	9.85%
Common shares outstanding (denominator C)	78,511	71,760	71,598
Book value per common share (numerator A/denominator C)	$32.97	$32.38	$32.79
Tangible book value per common share (numerator B/denominator C)	$22.05	$21.41	$21.72

The Company considers its ratio of allowance for credit losses to period-end loans, excluding PPP loans, to be a useful measurement in evaluating the adequacy of the amount of allowance for credit losses to loans of the Company, as PPP loans are guaranteed by the U.S. Small Business Administration and thus do not require the same amount of reserve for credit losses as do other loans. Despite the usefulness of this ratio to the Company, there is not a standardized definition for it. As a result, the Company’s calculation may not always be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the allowance for credit losses to period-end loans, excluding PPP loans:

	December 31,	September 30,	December 31,
	2021	2021	2020

Allowance coverage ratio non-GAAP reconciliation:	(dollars in thousands)
Allowance for credit losses ("ACL") (numerator)	$155,578	$142,785	$149,140

Total loans (denominator A)	10,641,937	9,521,385	9,427,660
Less: PPP loans (0% Allowance)	184,132	337,025	651,585
Total loans, net of PPP loans (denominator B)	$10,457,805	$9,184,360	$8,776,075

ACL to period end loans (numerator / denominator A)	1.46%	1.50%	1.58%
ACL to period end loans, excluding PPP loans (numerator / denominator B)	1.49%	1.55%	1.70%

Non-GAAP Financial Measures - Continued
The Company also considers its adjusted annualized loan growth to be a useful measurement as it evaluates the Company’s ongoing ability to grow its loan portfolio, which is the primary source of revenue for the Company. Despite the usefulness of this financial measure to the Company, there is not a standardized definition for it. As a result, the Company’s calculation may not always be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of adjusted annualized loan growth:

	Three Months Ended
	December 31,	September 30,
	2021	2021

Adjusted annualized loan growth non-GAAP reconciliation:	(dollars in thousands)
Total loans, net of unearned income (A)	$10,641,937	$9,521,385

Less: PPP loans	184,132	337,025
Plus: Bank of Commerce Holdings acquired loans	—	1,084,984
Less: Bank of Commerce Holdings acquired PPP loans	—	39,697
Total loans, net of PPP loans and adjusted for Bank of Commerce acquisition (B)	$10,457,805	$10,229,647

Annualized loan growth (A)	47.08%
Adjusted annualized loan growth (B)	8.92%

The Company also considers its return on average tangible common equity ratio to be a useful measurement as it evaluates the Company’s ongoing ability to generate returns for its common shareholders. By removing the impact of intangible assets and their related amortization and tax effects, the performance of the business can be evaluated, whether acquired or developed internally. Despite the usefulness of this ratio to the Company, there is not a standardized definition for it. As a result, the Company’s calculation may not always be comparable with those of other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company’s calculation of the return on average tangible common shareholders' equity ratio:

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020

Return on average tangible common equity non-GAAP reconciliation:	(dollars in thousands)
Net income (numerator A)	$42,911	$53,017	$58,300	$202,820	$154,244
Adjustments to arrive at tangible income applicable to common shareholders:
Amortization of intangibles	2,376	1,835	2,011	7,987	8,724
Tax effect on intangible amortization	(499)	(385)	(422)	(1,677)	(1,832)
Tangible income applicable to common shareholders (numerator B)	$44,788	$54,467	$59,889	209,130	$161,136

Average shareholders’ equity (denominator A)	$2,584,110	$2,364,149	$2,311,070	2,402,455	$2,263,276
Adjustments to arrive at average tangible common equity:
Average intangibles	(854,985)	(788,173)	(793,510)	(806,345)	(796,762)
Average tangible common equity (denominator B)	$1,729,125	$1,575,976	$1,517,560	$1,596,110	$1,466,514

Return on average common equity (numerator A/denominator A) (1)	6.64%	8.97%	10.09%	8.44%	6.82%
Return on average tangible common equity (numerator B/denominator B) (2)	10.36%	13.82%	15.79%	13.10%	10.99%
__________
(1) For the purpose of this ratio, interim net income has been annualized.
(2) For the purpose of this ratio, interim tangible income applicable to common shareholders has been annualized.